AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2013

REGISTRATION NO. 333-190647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Red Metal Resources Ltd.

(Exact name of registrant as specified in its charter)

Nevada	1000	20-2138504
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

195 Park Avenue

Thunder Bay

Ontario, Canada P7B 1B9

 (Address and telephone number of principal executive offices)

Caitlin Jeffs

Chief Executive Officer

195 Park Avenue

Thunder Bay

Ontario, Canada P7B 1B9

(807) 345-7384

(Name, address and telephone number of agent for service)

Copies to:

Mary Ann Sapone, Esq.

Richardson & Patel, LLP

1100 Glendon Avenue, 8th Floor

Los Angeles, California 90024

(707) 937-2059

(310) 208-1154 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[ ] Large accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer	[X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	15,000,000	$0.05	$750,000	$102.30

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(3) The registration fee was paid on August 15, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Red Metal Resources Ltd. is filing this Amendment No. 3 to registration statement on Form S-1 for the purpose of filing Exhibits 5.1 and 23.2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$102.30	(1)
Legal expenses	$25,000.00	*
Accounting expenses	$5,000.00	*
Miscellaneous	$250.00	*
Total	$30,352.30	*

* Estimate

(1) Paid on August 15, 2013.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of our articles of incorporation provide that a director or officer of the corporation is not personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.  However, Article VIII does not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of Article VIII by the stockholders of the corporation is prospective only, and cannot adversely affect any limitation on the personal liability of a director or officer of the corporation for acts and omissions prior to the repeal or modification.

Article IX of our articles of incorporation and Article XI of our bylaws provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connections therewith. This right of indemnification is a contract right and may be enforced in any manner desired by the indemnified person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  This right of indemnification is not exclusive of any other right which the directors, officers or representatives may have or acquire, and they are entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under Article IX.

The indemnification provided in Article IX continues as to a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of his heirs, executors and administrators.

Article IX of our articles of incorporation and Article XI of our bylaws also provide that the board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify the person.

Finally, Article IX of our articles of incorporation provides that the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as is representative in a partnership, joint venture, trust or other enterprises against any liability asserted against the person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify the person.  Article XI of our bylaws provides that the board of directors may from time to time adopt further bylaws with respect to indemnification and may amend the bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

RECENT SALES OF UNREGISTERED SECURITIES

On April 7, 2011, we entered into a Securities Purchase Agreement with certain investors for the sale of approximately 6,723,333 Units at a price of $.30 per unit. Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock. The warrants had an exercise price of $0.50 per share and are exercisable for a period of two years.  The net proceeds to the Company from the offering, after deducting placement agent fees and estimated offering expenses were approximately $1,862,462.  We relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act) and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.

The following table presents additional unregistered securities that we have issued in the last three years.

Sales of Unregistered Securities
	Shares				Warrants
Date of issue	Number		Price	Proceeds	Number	Price	Expiry

November 28, 2011	200,000	(1)(4)	$0.30	60,000	n/a	n/a	n/a
January 26, 2012	50,000	(1)(5)	$0.30	15,000	n/a	n/a	n/a
February 7, 2012	100,000	(2)(4)	$0.30	30,000	n/a	n/a	n/a
March 5, 2012	400,000	(3)(4)	$0.30	120,000	n/a	n/a	n/a
April 12, 2012	267,335	(5)	$0.45	120,301	267,335	$0.65	April 27, 2014

(1) Shares were issued upon exercise of the warrants issued on January 19, 2010.

(2) Shares were issued upon exercise of the warrant issued on April 20, 2010.

(3) Shares were issued upon exercise of the warrants issued on March 23, 2010 and March 29, 2010.

(4) The shares were issued relying on Section 4(2) of the Securities Act of 1933 inasmuch as the purchaser was an accredited investor.

(5) The shares were issued relying on the registration exemption in Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended, as the purchaser was not a U.S. person and was not acquiring the stock for the account or benefit of a U.S. person.

On August 12, 2013 we agreed to issue an aggregate 15,000,000 shares of common stock to 10 accredited investors in payment of debt totaling $750,000.

Except as set forth above, we sold all of the above-mentioned securities to non-US persons in offshore transactions, relying on the registration exemption in Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended. We did not engage in any directed selling efforts in the United States, and each investor represented to us that the investor was not a U.S. person and was not acquiring the stock for the account or benefit of a U.S. person. The subscription agreements included statements that the securities had not been registered pursuant to the Securities Act and could not be offered or sold in the United States unless they are registered under the Securities Act or an exemption from registration is available to the seller. Each investor agreed (i) to resell the securities only in accordance with the provisions of Regulation S or pursuant to registration or an exemption from registration under the Securities Act, (ii) that we must refuse to register any sale of the securities purchased unless the sale is in accordance with the provisions of Regulation S or pursuant to registration or an exemption from registration under the Securities Act, and (iii) not to engage in hedging transactions with the securities purchased unless the transaction complies with the Securities Act. The certificates representing the securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Securities Act and could not be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

We gave each investor adequate access to sufficient information about the company to make an informed investment decision.  We sold none of the securities through underwriters and had no underwriting discounts or commissions; and we granted no registration rights to any of the investors.

EXHIBITS

Exhibit/ Number	Description
3.1.1	Articles of Incorporation(1)
3.1.2	Certificate of Amendment to Articles of Incorporation(2)
3.2	Bylaws (1)
5.1	Opinion of Richardson & Patel LLP*
10.1	Agreement to assign contract for the option to purchase mining holdings dated September 25, 2007 between Minera Farellon Limitada and Minera Polymet Limitada(3)
10.2	Contract for the option to purchase mining holdings dated May 2, 2007 between Compañia Minera Romelio Alday Limitada and Minera Farellon Limitada(3)
10.3	Amendment # 1 to Agreement to assign contract for the option to purchase mining holdings dated November 20, 2007(4)
10.4

Contract for the option to purchase mining holdings dated October 10, 2008 between Minera Farellon Limitada and Minera Polymet Limitada(6), Amendment #1 dated October 10, 2008 and Amendment #2 dated April 7, 2009(5)

10.5	Amendment #3 dated October 7, 2009 to the contract for the option to purchase mining holdings dated October 10, 2008 between Minera Farellon Limitada and Minera Polymet Limitada(12)
10.6	Amendment #4 dated April 9, 2010 to the contract for the option to purchase mining holdings dated October 10, 2008 between Minera Farellon Limitada and Minera Polymet Limitada(12)
10.7	Letter of intent for the purchase of Pertenencia Irene Una al Dos dated February 2, 2009 between Minera Farellon Limitada and Minera Polymet Limitada(6)
10.8	Securities Purchase Agreement dated April 7, 2011(7)
10.9	Registration Rights Agreement pursuant to the Securities Purchase Agreement dated April 7, 2011(7)
10.10	Form of Warrant dated April 7, 2011(7)
10.11	Red Metal Resources Ltd. 2011 Equity Incentive Plan(8)
10.12	Contract for the option to purchase mining holdings (Pibe) dated November 25, 2011 between Manuel Antonio Cortes Araya and Minera Polymet Limitada(9)
10.13	Form of Securities Purchase Agreement dated April 12, 2012(10)
10.14	Form of Common Stock Purchase Warrant dated April 12, 2012(10)
10.15	Unilateral Purchase Option Contract For Mining Properties dated April 30, 2013(11)
10.16	Form of Agreement to Accept Shares of Common Stock for Monies Owed** (Re-filled to include exhibit and signatures)
10.17	Promissory Note dated March 2, 2011 in the principal amount of $11,000 in favor of Richard Jeffs**
10.18	Promissory Note dated August 25, 2011 in the principal amount of $30,000 in favor of Richard Jeffs**
10.19	Promissory Note dated October 25, 2011 in the principal amount of $10,000 in favor of Richard Jeffs**
10.20	Promissory Note dated March 7, 2012 in the principal amount of $57,000 in favor of Richard Jeffs*
21	List of significant subsidiaries of Red Metal Resources Ltd.(6)
23.1	Consent of Independent Registered Public Accounting Firm**
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)*
101.INS***	XBRL Instance
101.SCH***	XBRL Taxonomy Extension Schema
101.CAL***	XBRL Taxonomy Extension Calculation
101.DEF***	XBRL Taxonomy Extension Definition
101.LAB***	XBRL Taxonomy Extension Labels
101.PRE***	XBRL Taxonomy Extension Presentation

(1) Incorporated by reference from the registrant’s report on Form SB-2 filed with the Securities and Exchange Commission on May 22, 2006 as file number 333-134-363.

(2) Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 13, 2010.

(3) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2007.

(4) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2008.

(5) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2009.

(6) Incorporated by reference from the registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the Securities and Exchange Commission on May 4, 2009.

(7) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2011.

(8) Incorporated by reference from the registrant's registration statement on Form S-8 filed with the Securities and Exchange Commission on September 23, 2011

(9) Incorporated by reference from the registrant’s report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2012

(10) Incorporated by reference from the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2012.

(11) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2013.

(12) Incorporated by reference from the registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 15, 2013.

* Filed herein.

**Previously filed.

*** XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

UNDERTAKINGS

1.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the Offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

The registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

7.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Thunder Bay, province of Ontario, Canada on October 11, 2013.

RED METAL RESOURCES LTD.
A Nevada corporation

By:	/s/ Caitlin Jeffs
Caitlin Jeffs
Its:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

/s/ Caitlin Jeffs	October 11, 2013
Caitlin Jeffs
Chief Executive Officer, President, Secretary and Director
(Principal Executive Officer)

/s/ Joao (John) da Costa	October 11, 2013
Joao (John) da Costa
Chief Financial Officer and Principal Accounting Officer (Principal Financial and Accounting Officer) and Director

/s/ Michael Thompson	October 11, 2013
Michael Thompson
Director